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Exhibit 10-40


                                 MANAGEMENT AGREEMENT

     This Management Agreement (the "Agreement") is made and entered into as of the 16th day of October, 1997, by and between Cross-Continent Auto Retailers, Inc., a Delaware corporation ("C-CAR"), and Tar-Car, Inc., a California corporation (the "Company").

                                       RECITALS

     A. The Company owns a Toyota franchised automobile dealership located at 4555 Mission Bay Drive, San Diego, California 92109 and a used car lot located at 7777 Convoy Court, San Diego, California 92111 (hereinafter referred to individually and collectively as the "Dealership").

     B.   The Company operates the Dealership under the names
"Toyota-By-The-Bay" and "Auto Central Used Car Sales and Credit Union Buying Service."

     C. The Company desires for C-CAR to manage the Dealership, and C-CAR desires to manage the Dealership, for the consideration and upon the terms set forth in this Agreement.

                                      AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, C-CAR and the Company agree as follows:

     1.   MANAGEMENT OF THE DEALERSHIP.   The Company hereby engages C-CAR as
an independent contractor to manage the Dealership. C-CAR shall assume management responsibilities of the Dealership effective November 1, 1997 (the "Effective Date"). Subject to paragraph 3 of this Agreement, C-CAR shall be responsible for (a) supervising the daily operations of the Dealership, and
(b) making all management and operating decisions, including (without limitation) decisions concerning sales practices, inventory management, and personnel matters.

     2.   TERM.   The term of this Agreement shall begin on the Effective
Date and shall terminate (the "Termination Date") upon the earlier of (a) the closing of the transactions contemplated by that certain Stock Purchase Agreement dated October 16, 1997, by and among Cross-Continent Auto Retailers, Inc., Thomas A. Randt ("Randt"), Ronald J. Blomquist ("Blomquist"), and the Company (the "Stock Purchase Agreement"), or (b) the termination of the Stock Purchase Agreement in accordance with the terms and provisions thereof, including (without limitation) the termination of the Stock Purchase Agreement for C-CAR's failure to receive the approval of (i) Toyota Motor Sales, USA, (ii) the FTC and the Justice Department under the Hart-Scott-Rodino Act, or (iii) the California Department of Motor Vehicles.

     3.   CONDUCT OF THE BUSINESS OF THE DEALERSHIP.

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           (a) C-CAR shall conduct the Dealership's business according to the ordinary and usual course of the Dealership's business reasonably consistent with past and current practices, and shall not allow the Dealership to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business without the prior written consent of the Company.

          (b) In order to assist in implementing the terms and provisions of the Stock Purchase Agreement, C-CAR shall open additional Dealership bank accounts. Until Closing (as defined in the Stock Purchase Agreement), all payments and receipts arising from the operation of the Dealership (i) prior to November 1, 1997, shall be made out of and into the existing Dealership bank accounts, and (ii) on and after November 1, 1997, shall be made out of and into the new Dealership bank accounts.

     4.   MANAGEMENT FEE.

          (a) As consideration for C-CAR managing the Dealership during the term of this Agreement, the Company shall pay C-CAR a fee in cash (the "Management Fee") in an amount equal to the monthly net income, before depreciation, amortization, income taxes and other non-cash charges, resulting from the business and operation of the Dealership. Notwithstanding anything contained in this Agreement to the contrary, any costs or expenses that are not directly related to the operation of the Dealership, any deferred costs or expenses of operating the Dealership that were incurred prior to the Effective Date, and any costs or expenses of operating the Dealership that are incurred after the Termination Date, shall be excluded from the calculation of the Management Fee. The Management Fee for any partial calendar month shall be prorated. The Company shall pay C-CAR the Management Fee for each month or partial month during the term of this Agreement within fifteen (15) days after the end of such month or partial month.

          (b) C-CAR and the Company agree that the profit or loss on any vehicle sold by the Dealership prior to 12:00 p.m. October 31, 1997, that is reflected on the Dealership's operating statements for October, 1997 or any prior month, shall be excluded from the calculation of any Management Fee.

          (c) In the event the Stock Purchase Agreement expires or terminates, C-CAR shall return the management of the Dealership to the Company and if the Net Worth (as defined in the Stock Purchase Agreement) is less than $825,000, then C-CAR shall pay the Company an amount equal to the difference between (i) $825,000, less any depreciation, amortization, income taxes, and other non-cash charges that accrue during the term of this Agreement, and (ii) the Net Worth, within thirty (30) days after the expiration or termination of the Stock Purchase Agreement.


     5. ADVANCEMENT OF OPERATING CAPITAL. In the event C-CAR advances any operating capital

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to the Company during the term of this Agreement and the Stock Purchase
Agreement expires or terminates, the Company shall reimburse the amount of such advances to C-CAR within thirty (30) days after the expiration or termination of the Stock Purchase Agreement.

     6.   LICENSES OF THE DEALERSHIP.   The Company agrees to allow C-CAR to
use the Dealership's dealer numbers, dealer licenses, and dealer tags.

     7.   COOPERATION.   The Company shall cause the Dealership to fully
cooperate with C-CAR in connection with C-CAR's operation of the Dealership.

     8.   CORPORATE EXISTENCE OF THE COMPANY.   The Company shall maintain
its corporate existence and good standing in the State of California.

     9. INDEMNIFICATION BY C-CAR. C-CAR shall indemnify, defend and hold the Company and its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all losses, damages, claims, actions, suits, proceedings, liabilities, obligations, costs and expenses, including reasonable attorneys' fees, arising out of or based upon any breach of this Agreement by C-CAR which occurred during the term of this Agreement with respect to the operation of the Dealership.

     10.  INDEMNIFICATION BY THE COMPANY.   The Company shall indemnify,
defend and hold C-CAR and its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all losses, damages, claims, actions, suits, proceedings, liabilities, obligations, costs and expenses, including reasonable attorneys' fees, arising out of or based upon any act, omission, or event occurring (a) during the term of this Agreement with respect to the operation of the Dealership if caused by the negligence or willful misconduct of the Company, (b) during the term of this Agreement with respect to the Dealership other than matters related to the operation of the Dealership, and (c) prior to and after the Termination Date with respect to the Dealership if the transactions contemplated by the Stock Purchase Agreement do not close. The Company shall cause its insurance policies to be modified to name C-CAR as an additional insured.

     11. AUTHORIZATION AND VALIDITY. The Company has the power and authority to make, execute, deliver and perform its obligations under this Agreement and all such action has been duly authorized by all necessary proceedings on its part. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding agreement of the Company enforceable in accordance with its terms.

     12. COMPENSATION TO RANDT AND BLOMQUIST. During the term of this Agreement, (a) Blomquist's responsibilities and compensation will remain unchanged unless otherwise agreed to by C-CAR and Blomquist, and (b) Randt's responsibilities shall be those responsibilities reasonably requested by C-CAR, and Randt's compensation shall be as follows:

          (i)  $15,000 salary per month;

          (ii) payment of medical insurance premiums;

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         (iii) payment of premiums on the existing $2,000,000 life
               insurance policy held by Universal Underwriters, insuring the life of Randt; and

          (iv) continued use of up to four (4) demonstrators.

     13. ESCROW AGREEMENT. On the date of this Agreement, C-CAR shall deliver $79,410.96 into an interest-bearing account under an escrow agreement between C-CAR, Randt, and Blomquist containing mutually agreeable terms and conditions.

     14.  MISCELLANEOUS.

          (a)  GOVERNING LAW.   This Agreement shall be governed by, and
               construed and enforced in accordance with, the laws of the State of California.

          (b) LITIGATION. If this Agreement or any term or provision hereof becomes the subject of litigation, the prevailing party in such litigation shall be entitled to recover from the non-prevailing party court costs and reasonable attorneys' fees.

          (c)  ENTIRE AGREEMENT.   This Agreement contains the entire
               understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof.

          (d)  INVALIDITY.   If any provision contained in this Agreement shall
               for any reason be held to be invalid, illegal, or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, or unenforceable provision while still remaining valid and enforceable; and the remaining terms and provisions contained herein shall not be affected thereby.

          (e)  ASSIGNMENT.   C-CAR shall not assign this Agreement or its duties
               hereunder without the prior written consent of the Company.

          (f)  AMENDMENT.   This Agreement may not be amended by any oral
               agreement or understanding, but only by an amendment in writing, executed by the parties hereto.

          (g) BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (h)  WAIVER.   No waiver of any breach or default hereunder shall be
               considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

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                              CROSS-CONTINENT AUTO RETAILERS, INC.


                              By:
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                                   Robert W. Hall, Vice Chairman


                              TAR-CAR, INC.

                              By:
                                 ----------------------------------
                                   Thomas A. Randt, President


                              By:
                                 ----------------------------------
                                 Ronald J. Blomquist, Vice President



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